State of Delaware
Secretary of State
Division of Corporations
Delivered 03:18 PM 12/29/2017
FILED 03:18 PM 12/29/2017
SR 20177855558 - File Number 6685842

CERTIFICATE OF FORMATION
OF
Ternio, LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: Ternio, LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

Third: The Limited Liability Company will have a future effective date of January 01, 2018.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this December 29, 2017.

Richard H. Bell II

Harvard Business Services, Inc., Authorized Person
By: Richard H. Bell, II, President